To the Holders of
Corporate-Backed Trust Securities (CorTSsm) Certificates Series
JC Penney 1999-1 CUSIP 220803 100


Pursuant  to  Section  4.2 of the Trust  Agreement,  U.S.  Bank  Trust  National
Association, as Trustee for the CorTS Trust for JC Penny 1999-1, hereby gives notice with respect to the Distribution occurring on June 1, 1999 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a Dollar amount per $25 Certificate Principal amount is:

                    $.5295

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of JC Penny Company Inc. 7 5/8% Debentures due March 1, 2097 held for the above trust (the "Term Assets") is $100,000,000. The Term Assets are currently rated A3 by Moody's Investors Service, Inc. and A by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of the 4,000,000 Certificates at the close of business on the Distribution Date is $100,000,000.



                      U.S. BANK TRUST NATIONAL ASSOCIATION